Exhibit 11


        Electronic Retailing Systems International, Inc.
            Computation of Net Loss Per Common Share




                                             Three Months   Six Months
                                                Ended          Ended
                                             June 30, 2000  June 30, 2000
                                             -------------  -------------

Net loss                                     ($ 5,388,000)  $ 7,688,000
                                             =============  ===========

Weighted average common share outstanding      21,289,673    21,287,808
                                             =============  ===========

Basic (loss) per common share                      ($0.25)        $0.36
                                             =============  ===========

Calculation of weighted average shares outstanding
--------------------------------------------------

Shares issued and outstanding at Dec. 31, 1999  21,282,637   21,282,637

Issuance of shares pursuant to stock option plan       7,036      5,171
                                             -------------  -----------

Weighted average common shares outstanding     21,289,673    21,278,808
                                             ============   ===========




corp\ers\sec.doc\exh11.00